Exhibit 99.2

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

December 16, 2025

SL Science Holding Limited

11th Floor, No. 479 Chongyang Road

Nangang District, Taipei, Taiwan R.O.C. 115010

In connection with the filing by SL Science Holding Limited (the “Company”) of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Sincerely,

/s/ Mingche Liu
Mingche Liu